Exhibit 99.1
NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. RECEIVES NOTICE FROM NASDAQ
GREEN BAY, WI (September 18, 2009)—Tufco Technologies, Inc. (NASDAQ: TFCO) today announced that on September 16, 2009, Tufco Technologies, Inc. received a letter from the NASDAQ Stock Market providing notice that, for 30 consecutive trading days, Tufco’s common stock had not maintained a minimum market value of publicly held shares (“MVPHS”) of $5 million as required for continued inclusion on The NASDAQ Global Market. For NASDAQ purposes, MVPHS is the market value of Tufco’s publicly held shares, which is calculated by subtracting all shares held by officers, directors or beneficial owners of 10% or more of the total shares outstanding. The letter from NASDAQ has no effect on the listing of Tufco’s securities at this time.
NASDAQ has provided Tufco Technologies, Inc. 90 calendar days from September 16, 2009, or until December 15, 2009, to regain compliance with the rules. If, at any time before December 15, 2009, the MVPHS is at least $5 million for a minimum of 10 consecutive business days, NASDAQ will provide written notification that Tufco Technologies, Inc. has achieved compliance with Marketplace Rule 5450(b)(1)(C) and Tufco Technologies Inc.’s shares will continue to trade on The NASDAQ Global Market. If Tufco Technologies, Inc. does not regain compliance by December 15, 2009, the NASDAQ Staff will provide written notification that Tufco Technologies, Inc.’s securities will be delisted. At that time, Tufco Technologies, Inc. may appeal the delisting determination to a NASDAQ Listings Qualifications Panel. Alternatively, Tufco Technologies, Inc. will make an application to transfer its securities to the NASDAQ Capital Market. Tufco currently meets the requirements for such transfer.

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission (“SEC”), including but not limited to our Forms 10-K and 10-Q, and other filings with the SEC, which are available at the SEC’s website at http://www.sec.gov, and at the company’s web site at http://www.tufco.com. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO Tufco Technologies, Inc. P. O. Box 23500 Green Bay, WI 54305-3500 (920) 336-0054 (920) 336-9041 (Fax)